Value Partners

Code of Ethics

Private & Confidential

Last updated: January 2015

Value Partners	Code of Ethics

Contents

I.	Standard of Conduct	3

II.	Avoid Misuse of Information	10

III.	Staff Dealing	17

IV.	Receipt or Provision of Benefits	28

V.	Protection of Trading and Client Information	31

VI.	Books and Records	42

Value Partners	Code of Ethics

I.	Standard of Conduct

Standard of Conduct

1.1

Value Partners Group Limited (“VPGL”) has 5 subsidiaries that are licensed by the Hong Kong Securities and Futures Commission (“SFC”): Value Partners Limited (“VPL”); Value Partners Hong Kong Limited (“VPHK”), which is a mirror company of VPL in terms of directors, staff, licensed responsible officers and licensed representatives; Sensible Asset Management Limited (“SAM”), which aims to offer investment products that employ different investment techniques like quantitative techniques; Sensible Asset Management Hong Kong Limited (“SAMHK”), which offers ETF products; and Value Partners Private Equity Limited (“VPPE”), which offers private equity investment products. VPL, SAM and VPPE are also licensed by the BVI Financial Supervision Commission (“FSC”), VPL and VPHK are registered as investment advisers with the US Securities and Exchange Commission (“SEC”) and VPL is registered as an MPF corporate intermediary with the Mandatory Provident Fund Schemes Authority (“MPFA”). Value Partners Asset Management Singapore Pte. Ltd. (“VPAMS”) is another subsidiary of VPGL located in Singapore. In this Code of Ethics all are referred to as ”VP” and the Code of Ethics applies to all staff, irrespective of which group company they are employed by unless agreed in writing by the Chief Compliance Officer. In this Code of Ethics, “we” and “staff” refers to all staff as defined in Section III.2.2.

1.2

Each of the above regulators expects that the companies and their staff comply with high ethical standards in the conduct of their business, bearing in mind at all times that they have fiduciary duties to their clients, must avoid any conflicts between the interests of their clients and those of the firm or the individual and that they also have duties towards the integrity of the market. This Code of Ethics draws on both the SEC and the SFC requirements and represents the minimum standard expected of all staff. More detailed matters are dealt with in the various other policies and procedures in the Staff Handbook. Staff with questions regarding this Code of Ethics should contact the Chief Compliance Officer.

1.3

Each staff member is provided with a copy of this Code of Ethics and the Staff Handbook upon joining and with the amendments annually and must sign to acknowledge that he has received these, has read and understood the Code of Ethics and amendments, and agreed to comply with the Code of Ethics within 10 days of receiving the Code of Ethics or amended Code of Ethics [SEC Rule 275.204A-1 (a)(5)]. A form of acknowledgement of receipt of and intent to comply with this Code of Ethics is at Appendix A, and should be promptly returned to the Compliance Team.

1.4	VPL and VPHK’s Form ADV Part 2A describes this Code of Ethics and would be furnished to clients on request.

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1.5

All staff is expected to act at all times in accordance with the following general principles, both in letter and in spirit [Code of Conduct for Persons Licensed by or Registered with the SFC, Section 34ZL of Part IVA of the MPF Scheme Ordinance]:

a.	Honesty and Fairness

In conducting our business, we must act honestly, fairly, and in the best interests of our clients and the integrity of the market.

b.	Skill, Care and Diligence

In conducting our business activities, we must act with due skill, care and diligence, in the best interests of our clients and the integrity of the market.

When giving advice to client, we should ensure that advice is only given on matters which we are competent to deal with or otherwise we should seek advice from our supervisor where necessary.

c.	Capabilities

The management of VP will have and employ effectively the resources and procedures which are necessary for the proper performance of our business activities.

d.	Information About Clients

We must seek from our clients the information about their interests in the products that we can offer/recommend, financial situation, investment experience, investment objectives and risk preference relevant to the services/products to be provided.

e.	Information for clients

We must ensure that clients are given relevant, sufficient, comprehensive and accurate information about our business, the services we provide and products we recommend, to enable clients to make informed investment decisions. A licensed person should make adequate disclosure of relevant material information in its dealings with its clients.

f.	Protection of Material Nonpublic Information

We must avoid the misuse of material nonpublic information [FMCC3.3, SEC Rule 275.204A-1] For details, pls refer to Section II “Avoid Misuse of Information”, Section III “Staff Dealing” and Section V “Protection of Trading and Client Information”.

g.	Conflict of interest

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We must try to avoid conflict of interest, and when they cannot be avoided, we should disclose such conflicts to clients and ensure that clients are fairly treated. We must not place our interests above those of our clients.

All staff have an obligation to act in the best interests first of VP’s clients and secondly of VPGL and its shareholders, putting their personal interests last. We should avoid any activity, interest, or association outside VP that could impair our ability to perform our work objectively and effectively or that could give the appearance of interfering with our responsibilities on behalf of VPGL or our clients.

h.	Client Assets

We should ensure that client assets are promptly and properly accounted for.

i.	Compliance

We must comply in all material respects with all regulatory requirements applicable to the conduct of our business activities so as to promote the best interests of clients and the integrity of the market. This includes the requirements of Hong Kong, the US and the BVI, as well as the requirements of other places where we offer our products or deal in securities. [ SEC Rule 275.204A-1(2)] All staff are required to comply with U.S. federal securities laws, including the U.S. Securities Act of 1933, the U.S. Securities Exchange Act of 1934 (“Exchange Act”), the U.S. Sarbanes-Oxley Act of 2002, the U.S. Investment Company Act of 1940 (“Company Act”), the U.S. Investment Advisers Act of 1940 (“Advisers Act”), Title V of the U.S. Gramm-Leach-Bliley Act, any rules adopted by the United States Securities and Exchange Commission (“SEC”) under any of these statutes, the U.S. Bank Secrecy Act as it applies to Funds and investment advisers, and any rules adopted thereunder by the SEC or the U.S. Department of the Treasury.

j.	Reporting Violations

Staff must promptly report to the Chief Compliance Officer if we observe or become aware of any conduct that we believe is unethical or unlawful, or that violates this Code of Ethics whether by another staff, a consultant, client, or other third party. Such reports can be made anonymously if the person wishes, but in any event, the person reporting will be fully protected from any adverse consequences or unfavorable treatment because of the report. Any attempt to retaliate against a person for reporting possible unethical or unlawful conduct is itself a breach of this Code of Ethics. [SEC Rule 275.204A-1(4)]

The Chief Compliance Officer will keep any report confidential, consult with appropriate persons on a need-to-know basis, investigate and take appropriate steps to stop the misconduct and prevent its recurrence.

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General Principles for Product Providers

1.6

Product providers shall comply with the spirit of the following principles in administering, managing or dealing with any matters relating to the issue, advertising and operation of products [SFC Handbook for Unit Trust and Mutual Funds, Investment-Linked Assurance Scheme and Unlisted Structured Investment Products, Section I Overarching Principles Ch.3.2-3.9]:-

a.	Acting fairly

Product Providers shall act honestly, fairly and professionally.

b.	Disclosure

Disclosure shall be complete, accurate and fair, and be written and presented in a clear, concise and effective manner and in such manner as to be readily understood by the investing public. Information provided shall not be false or misleading nor be presented in a deceptive or unfair manner. Where ongoing disclosure is required, the relevant information shall be disseminated in a timely and efficient manner.

c.	Proper protection of assets

Where assets are specifically required by the applicable product code to be held for the benefit of investors, all such assets shall be properly protected.

d.	Avoidance of conflicts of interest

Product Providers, counterparties and service providers shall avoid being placed in a conflicts of interest position that may undermine the interests of the investors of the relevant product.

e.	Regulatory compliance

Product Providers shall ensure that all applicable legal and regulatory requirements are complied with and shall respond to requests and enquiries from the regulators in an open and co-operative manner.

d.	Diligence

Product Providers shall discharge their functions with due skill, care and diligence.

f.	Marketing

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Advertisements for a product shall be clear, fair and present a balanced picture with adequate and prominent risk disclosures in compliance with all applicable regulations. Advertisements shall not be false, biased, misleading or deceptive.

Fiduciary Duty

1.7	The US regulators have defined an adviser’s fiduciary duty as:

“[U]nlike the... [Other federal securities laws], the [Advisers] Act does not require a transaction to have occurred for actionable fraud to have been committed. An investment adviser is a fiduciary who owes his clients undivided loyalty, and is prohibited from engaging in activity in conflict with the interest of any client. A breach of an advisor’s fiduciary obligations constitutes a violation of the antifraud provisions of the Advisers Act. This fiduciary obligation imposes on an advisor a duty to deal fairly and act in the best interest of its clients. Such duty imposes upon an investment adviser numerous responsibilities including the duty to render disinterested and impartial advice; to make suitable recommendations to clients in light of their needs, financial circumstances and investment objectives; to exercise a high degree of care to insure that adequate and accurate representations and other information about securities are presented to clients; and to have an adequate basis in fact for its recommendations, representations and projections.”

1.8	VP and its staff are bound to the following specific fiduciary obligations when dealing with clients:

a.	The duty to have a reasonable, independent basis for the investment advice provided;
b.	The duty to obtain best execution for a client’s securities transactions where VP is in a position to direct brokerage transactions for that client;
c.	The duty to ensure that investment advice is suitable and is consistent with the client’s individual objectives, needs, and circumstances; and
d.	The duty to be loyal to clients.

VP and its staff are prohibited from engaging in fraudulent, deceptive or manipulative conduct.

Compliance involves more than acting with honesty and good faith alone. It means that VP has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

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1.9	U.S. federal securities laws provide that it is unlawful for any investment adviser using the mails or any means or instrumentality of interstate commerce:

a.	To employ any device, scheme, or artifice to defraud a client or prospective client; and
b.	To engage in any transaction, practice, or course of business which defrauds or deceives a client or prospective client.

1.10	Fiduciary Principles

Disinterested Advice

VP must provide advice that is in the client’s best interest and must not place its interests ahead of the client’s interests under any circumstances.

Written Disclosures

Both the Disclosure Brochure (Form ADV Part 2A) and VP’s investment management agreements/funds’ offering documents must include appropriate disclosure detailing all material facts regarding VP, the services rendered, compensation and conflicts of interest, among other subjects. All clients must be provided with this disclosure.

Oral Disclosures

Where regulations require specific oral disclosures to be provided to clients, such disclosure must be made in a proper manner approved by the Compliance Team.

Conflicts of Interest

Staff must disclose any potential or actual conflicts of interest when dealing with clients. VP selects and pays brokers commissions for effecting portfolio transactions that may exceed the amount another brokers would have charged for effecting similar transaction, provided VP has determined in good faith that such amounts are reasonable in relation to the value of the research and other services provided, viewed in terms of the particular transaction or VP’s overall duty to its clients. VP attempts to conduct the business in compliance with both Hong Kong and US regulatory regimes whenever possible and in the event of a divergence will select the applicable standard for the transaction based upon the residence of the client. See Section 2.8 Fund Management Operations Manual for details.

Confidentiality

Client records and financial information must be treated with strict confidentiality. Under no circumstances should such information be disclosed to any third party that has not been granted a legal right from the client to receive such information.

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Fraud

Engaging in any fraudulent or deceitful conduct with clients or potential clients is strictly prohibited. Examples of fraudulent conduct include, but are not limited to:

a)	Material misrepresentations;
b)	Nondisclosure of fees; and
c)	Misappropriation of client funds.

Value Partners	Code of Ethics

II. Avoid Misuse of Information

1.1	Insider Dealing

1.1.1

VP, its staff and their associates must not effect or cause to be effected any transaction based on material, non-public information or when otherwise prohibited from dealing by statutory restrictions on insider dealing. They should also maintain proper procedures to control the flow of confidential information.

1.1.2	The Chinese Wall includes:

a.	Physical barriers:
-	Front Office and Back Office staff are physically separated. Investment Services Team is physically segregated from Fund Management Team and Dealing Team.

b.	Information barriers:
-

Staff of VP/VPHK must not discuss confidential information which might be used against the best interests of clients with the staff of VPAMS, VPPE, SAM or SAMHK. Similarly, Fund Management Team should discuss such information with Investment Services Team or Back Office only on a need to know basis. For details, please refer to Section V “Protection of Trading and Client Information”.

-	VP/VPHK, VPAMS, VPPE, SAM and SAMHK should use separate data processing and communication systems i.e. different email server.

-	Separate filing systems should be adopted by these companies.

-	Filing cabinets should be locked to ensure restricted access to client information and price sensitive information.

-

Price sensitive information should only be disseminated within VP on a need to know basis. Where such information is required to be distributed to VPAMS, VPPE, SAM, SAMHK or Investment Services Team, it must only be done after obtaining consent of the Co-Chief Investment Officer and the Chief Compliance Officer (backed up by Senior Managers, Compliance).

1.1.3.	Insider Dealing/Trading

Insider dealing/trading is governed by the Securities and Futures Ordinance (“SFO”) in Hong Kong and the Securities Exchange Act of 1934 and Investment Advisers Act of 1940 in the United States, which broadly hold that “Insider Information” is:

•	specific information

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•	which is not generally known to those who are accustomed to trade or would be likely to deal in the listed securities but

•	which would, if generally known to them, be likely to materially affect the price of the listed securities

Prohibitions against Insider Dealing/Trading

When staff is in possession of Insider Information, the staff must not:

Under SFO:

•	deal in the securities of the corporation or their derivatives, or in the listed securities of a related corporation of the corporation or their derivatives; or

•

Counsel or procure another person to deal in such listed securities or derivatives, or provide them with the information, knowing or having reasonable cause to believe that the other person will deal in them.

Under the Securities Exchange Act:

•	Buy or sell a security, in breach of a fiduciary duty or other relationship of trust and confidence; or

•	“tip” a person on the basis of such information.

•	securities trading by the person “tipped”, and securities trading by those who misappropriate such information is prohibited.

The staff should report to the Chief Investment Officer and the Chief Compliance Officer upon receipt of Insider Information. The recipients, as well as the Investment Management Team, will also be prohibited from trading on the information. The Chief Compliance Officer or her delegate will enter the security on the Restricted List, and all trading with respect to the particular security and its derivatives will be prohibited until the information has been made public.

1.1.4	Enquiry about Insider Information

It is a serious criminal offence to trade for yourself or for your clients or tip on the basis of Insider Information. If any staff is in any doubt as to whether a particular piece of information would constitute Insider Information, you should consult the Chief Compliance Officer promptly. As a precaution, where a piece of Insider Information is received while there is already an outstanding trading order that has not been completed or partly completed, the incomplete portion / unfilled part of that outstanding order should be cancelled.

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1.1.5	Training

Management of VP will employ suitably qualified and experienced persons to carry out regular training with respect to trading on Insider Information for all staff.

1.1.6	A person may be an “insider” if:

i)	he is a connected person, i.e. connected or associated with a corporation or a related corporation of the corporation. Examples:

-	a director, employee, substantial shareholder of the corporation or a related corporation of the corporation;

-	a person who occupies a position which may reasonably be expected to give him access to Insider Information by reason of professional or business relationship;

-	a person who has access to Insider Information in relation to the corporation by reason of his being connected with another corporation;

-	a person who was, at any time within the 6 months preceding the relevant contravention in relation to the corporation, regarded as connected with the corporation;

-	a person who is connected with corporation A who knows of an impending transaction with corporation B is an insider in relation to corporation B.

-	a person who is a takeover bidder, i.e. he is contemplating or has contemplated making a take-over offer for the corporation

ii)

he is a tippee, i.e. he has information which he knows is Insider Information in relation to the corporation and which he received, directly or indirectly, from a person whom he knows is connected person or takeover bidder in relation to the corporation.

1.1.7.	Examples of Insider Information may include (without limitation) knowledge of non-public information that, in all the circumstances, may materially affect the price if it were public, concerning any:-

i.	proposed take-over or merger

ii.	potential company insolvency

iii.	profits or losses of any company for any period if they are significantly outside market expectation

iv.	decision by a company concerning dividends or other distributions

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v.	proposed change in the capital structure of a company

vi.	material acquisitions or realizations of assets of a company

vii.	substantial acquisition or disposal of shares of a company

viii.	proposal to change the principal business or activities of a company or group

ix.	proposed change in the directors or senior executives of a company

x.	substantial borrowing by a company

xi.	unpublished research report intended for client use

xii.	premature removal of auditors before end of their term in office

xiii.	proposed change of accounting policy that may have a significant impact on the accounts

xiv.	unpublished qualified report to be issued by its auditors

xv.	potential share placement

1.1.8.	Company Visits

Care should be exercised in company visits to ensure that no Insider Information, such as the information listed in 1.1.7 above, is obtained. Where such information is disclosed to members of the firm in the course of a company visit, securities (and related derivatives) of the company generally should be placed on the Restricted List until the information has been generally made known to the market. This does not prevent company visits from being used to assess the quality and integrity of the management team, the scope for improvement in the operations of the company and the environment in which it acts or to test the quality of the company’s public information.

1.1.9.	Information is “made public”, among other means, if it:

i.	is published in accordance with the rules of a regulated market for the purpose of informing investors and their professional advisers;

ii.	is contained in records open to public inspection;

iii.	can be readily acquired by any person likely to deal in the securities to which the information relates, or of an issuer to which the information relates;

iv.

is derived from information which has been made public. [Source: SFC Circular to analysts on handling non-public price-sensitive information] [The Tingyi case before the Insider Dealing Tribunal suggests that information may be sufficiently public if it is known generally by analysts, even if it has not been published to the retail public.]

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1.1.10

Besides insider dealing, under the SFO, there are five other types of market misconduct including False Trading, Price Rigging, Disclosure of Information About Prohibited Transactions, Disclosure of False or Misleading Information Inducing Transactions and Stock Market Manipulation. [SFO Chp 571 Section 274-278]

1.1.11	A brief description of the market misconduct is listed as follows. For details, please refer to the SFO.

a) False trading [SFO, Chp 571 Sections 274 and 295]

➢  Essentially SFO outlaws 4 different types of false trading

•

where a person (in Hong Kong or elsewhere) intentionally or recklessly engages in conduct which creates a false or misleading appearance of active trading, price or market for securities on the Hong Kong market or through an automated trading system (ATS). Where the person is in Hong Kong, this also applies to overseas markets.

•

where a person (in Hong Kong or elsewhere) is involved in transactions, directly or indirectly, which have or are likely to have the effect of creating an “artificial price” or maintaining an “artificial price”. (i.e. a price not set by natural forces of supply and demand unadulterated by manipulation). Transaction themselves need not be in securities or futures.

•

“wash sales”, i.e. where (unless off-market) a person buys or sells securities but there is no change in beneficial ownership in the transaction. The prosecution does not need to prove a mental element if these are on market - i. e. the onus is on the defendant to prove that none of the purposes was to create a false or misleading appearance with respect to active trading in those securities [SFO Chp 571 Section 274(5)(a)]

•

“matched orders”, i.e. where (unless off-market) a person offers to sell at a price substantially the same as he has proposed, or proposes himself (or through an associate) to offer to buy and vice versa. The same onus of proof as under wash sales apply [SFO Chp 571 Sections 274(5)(b) and (c))

b) Price rigging [SFO Chp 571 Sections 275 and 296]

➢  Essentially SFO outlaws 2 types of price rigging

•

where a person (in Hong Kong or elsewhere) engages in a wash sale of securities with the effect of increasing, maintaining, reducing, stabilising or causing fluctuations in the price of securities or futures contracts on the Hong Kong market or through an ATS or, where the person is in Hong Kong, on an overseas market

•

where a person (in Hong Kong or elsewhere) engages in any fictitious or artificial transaction or device with the intention that, or being reckless as to whether, it has the effect of increasing, maintaining, reducing stabilising or causing fluctuations in the price of securities or futures contracts on the Hong Kong market or through an ATS or, where the person is in Hong Kong, on an overseas market

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c) Stock market manipulation [SFO Chp 571 Sections 278 and 299]

•	occurs where a person (in Hong Kong or elsewhere) engages directly or indirectly in 2 or more transactions in securities of a corporation which (either themselves or together with other transactions)
o

increase or are likely to increase, the price of any securities traded on the Hong Kong market/ATS with the intention of inducing a person to buy or refrain from selling securities of the corporation (or a related corporation)

o

reduce, or are likely to reduce, the price of any securities traded on a the Hong Kong market/ATS with the intention of inducing a person to sell or refrain from buying securities of the corporation (or a related corporation)

o

maintain or stabilise, or are likely to maintain or stabilise, the price of any securities traded on the Hong Kong market/ATS with the intention of inducing a person to sell, buy or refrain from selling or buying securities of the corporation (or a related corporation)

•	where the person is in Hong Kong, stock market manipulation can relate to overseas markets as well

d) Disclosure of false or misleading information: Offence [SFO Chp 571 Sections 277 and 298]

•	dissemination of false or misleading information as to material fact or omission
•	by person in Hong Kong or elsewhere
•	either likely to induce investment decisions or have a price effect on securities or futures contracts in Hong Kong, and
•	the person knows, or is reckless or negligent as to, the information being false or misleading.

e) Disclosure of information about prohibited transactions [SFO Chp 571 Sections 276 and 297]

▪	prohibited transactions include any market misconduct (civil or criminal)
▪	offence where the price of securities or futures contracts on the Hong Kong market/ATS will be affected, or is likely to be, because of a market misconduct transaction, and
o	the person (or an associate) has directly or indirectly entered into the transaction; or
o	the person (or an associate) has received or expects to receive a benefit as a result of the disclosure
▪	“associate” includes directors, co-directors, family members, employees and partners etc...of the person.

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1.1.12	Suspicious signs of possible market manipulation

In recent SFC enforcement actions with regard to market manipulation, the following are common areas which have aroused the SFC’s suspicion:

a)

Offers to sell (or purchase) shares at a price that is substantially the same as the price at which it has made an offer to purchase (or sell) the same or substantially the same number of the same shares.

b)	Place buy and sell orders within a short duration of time through 2 different brokers which involve no change in the beneficial ownership of the shares.

c)

First place a sell order for a stock which has just been acquired, at one (little) spread higher than previous purchase price, followed immediately by successive buy orders for a large number of shares (> sell order) each at one or two spreads lower than the price of the sell order. Cancelled these buy orders shortly after placing them and repeated placing and cancelling these successive buy orders until the sell order is successfully executed. (i.e. Scaffolding—attempt to distort the picture of the demand and supply of a stock).

d)	Place a series of consecutive orders some spreads apart which caused material fluctuations in the share price.

e)	Orders of the same stock have dominated a substantial percentage of the market turnover.

f)	Quick input and cancellation of orders within a short duration of time.

g)	“Sell-Low-Buy-High” strategy of the same stock (suspicious of pushing up stock price and trading volume).

1.1.13

These are very serious offences and under the criminal regime, the maximum penalty for insider dealing or the other five types of market misconduct is a fine of HK$10 million and imprisonment of 10 years. [SFO Chp 571 Section 303(1a)]

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III.	Staff Dealing

1.	Introduction

1.1	These rules apply to all staff of VP and their Associates.

1.2

VP requires all staff dealing in securities to comply with these rules. All staff dealings are monitored and any breach of these rules will be treated seriously and may lead to disciplinary action, including summary dismissal. [cf. footnote 54 to 17 CFR Parts 270, 275 and 279: Investment Adviser Codes of Ethics; Final Rule]

1.3

The interest of VP’s clients must always receive priority over staff’s personal dealing. It is, therefore, possible that after staff has dealt, VP may determine a particular transaction to be inappropriate, even though it was executed in accordance with these rules, and may decide to reverse it at no cost to the staff. [cf. footnote 54 of 17 CFR Parts 270, 275 and 279: Investment Adviser Codes of Ethics; Final Rule]

1.4

Any dealing in securities which is in breach of these rules or the spirit of these rules may be reversed at the expense of the staff and if any profit arises it will be paid to VP for donation to charity or for any other purposes which VP considers appropriate. In any cases, any profit arising should not be retained by VP for the company’s own use. [cf. footnote 54 to 17 CFR Parts 270, 275 and 279: Investment Adviser Codes of Ethics; Final Rule]

1.5

VP reserves the right to alter these rules at any time, and they should be read and will be applied both in the letter and the spirit in which they are written. If staff has any questions about these rules, he/she should consult the Chief Compliance Officer BEFORE dealing.

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2.	Interpretation

For the purpose of Section III:

2.1	“Securities” means the following, whether listed or unlisted:
a)	shares, stocks, debentures, loan stocks, bonds or notes issued by a corporation or a government;
b)	rights, options or interests in such shares, stocks, debentures, loan stocks, bonds or notes as mentioned in point (a) above;
c)	certificates of interest or warrants to subscribe for or purchase such shares stocks, debentures, loan stocks, bonds or notes as mentioned in point (a) above;
d)	interests, rights or property, whether in the form of an instrument or otherwise, commonly known as securities;
e)	futures and other contracts on indices;
f)	collective investment schemes managed by VP or its affiliates;
g)	any security which is obtained as a result of corporate actions, for example, taking up of right issue
h)	collective investment schemes managed by other fund houses [footnote 46 to 17 CFR Parts 270, 275 and 279];
i)	structured products which have the above as underlying e.g. equity-linked notes; and
j)

any other instrument meeting the definition of “security” for purposes of Section 202(a)(18) of the U.S. Investment Advisers Act of 1940 (“Advisers Act”) including, for example, any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

Please note that, trading in physical commodities and non-equity related currency products (e.g. forex, currency notes) are exempted from the Staff Dealing Rules.

Please note that, trading in collective investment schemes managed by other fund houses are exempted from Section 5.1-5.4 and 6.1 of the Staff Dealing Rules.

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Staff should consult the Chief Compliance Officer if they are in any doubt as to whether or not an instrument is a security for the purpose of these Rules.

2.2	“Staff” means
a)

Directors, officers (and other person occupying a similar status or performing similar functions) and other members of staff working for VP, whether working on a permanent, full time/ part time basis who are materially involved in the fund management business or have access to fund management or client information; and

b)	All other persons who provide investment advice on behalf of VP and are subject to the supervision and control of VP.

Non-executive directors of Value Partners Limited and Value Partners Hong Kong Limited (investment advisers under the U.S. Investment Advisers Act) are subject to paragraphs 1.1 to 3.4 and 5.1 to 5.6 in this Section III. Non-executive directors of companies in VP (other than Value Partners Limited and Value Partners Hong Kong Limited) are exempt from the staff dealing requirements in this Section III. However, in case they access the current portfolio trading information anytime in the future, they will need to be subject to paragraphs 1.1 to 3.4 and 5.1 to 5.6 in this Section III until the portfolio trading information becomes stale.

Note that the definition of staff in this Code of Ethics is similar to, but broader than, the definition of Supervised Persons under the Advisers Act - “Supervised Persons” include:

a)	Any directors and officers (or other person occupying a similar status or performing similar functions) and staff of VP; and

b)	All other persons who provide investment advice on behalf of VP and are subject to the supervision and control of VP.

Note that the definition of staff in this Code of Ethics is also broader than, the definition of Access Persons under the Advisers Act. Access Persons include any Supervised Person who has access to non-public information regarding clients’ purchase or sale of securities, is involved in making securities recommendations to clients or who has access to such recommendations that are non-public. For the purpose of this Section, our rules apply to all staff instead of only the Access Persons.

2.3	“Associates” include:

-

the staff’s spouse, person cohabiting with the staff and, the staff’s children, step-children or adopted children under the age of 18 and any member of the immediate family (meaning any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law,

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daughter-in-law, brother-in-law or sister-in-law and shall include adoptive relationships) sharing your household Note 1 (your “family”);

-	any company, the management of which is subject to the staff’s influence and control, and/or that of the staff’s Associates;

-	any trust in which the staff or his/her Associates, has an interest as trustee or beneficiary or where the staff or his/her Associates takes part in investment decisions;

-	any other person, other than clients of VP, over whom the staff or his/her Associates exercises control or influence (e.g. any person to whom the staff provide or receive material financial support);

-	any account over which the staff or his/her Associates has direct or indirect beneficial interest or control.

Note 1: VP accepts that it may not always be possible for staff to gain the cooperation of their associates. If the staff makes a reasonable attempt to comply with the policy by asking the immediate family member sharing the household whether he/she is prepared to comply with the policy and the answer is no, then the staff should state on the declaration form that he/she has attempted to comply but is unable to comply in respect of the member of the immediate family concerned and has no beneficial interest in any securities held by that person or control or influence over that person. Please note this approach does not apply to the staff’s spouse and the staff’s children, step-children or adopted children under the age of 18.

This definition is not exhaustive and may in individual circumstances be extended to apply to persons who can reasonably be said under a staff’s sphere of influence.

2.4

“Beneficial Ownership” is interpreted to mean any interest held directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, or any pecuniary interest in equity securities held or shared directly or indirectly, subject to the terms and conditions set forth in Rule 16a-1(a)(2) under the Exchange Act. Staff who has questions regarding the definition of this term should consult the Chief Compliance Officer.

2.5	“Client” refers to any entity (e.g., person or legal entity) for which VP provides management/advisory service or to which it has a fiduciary responsibility.

2.6	“Purchase or sale” includes the writing of an option to purchase or sell.

Value Partners	Code of Ethics

3.	Disclosure of Holdings in Securities and Trading Accounts

3.1

In order to provide the Chief Compliance Officer or her delegate with information to identify improper trades or patterns of trading by staff and their Associates and determine with reasonable assurance whether certain of VP’s compliance policies are being observed by staff and their Associates, the following reports shall be completed and submitted to the Compliance Team.

a)

Initial Holdings Reports. Each staff shall within 10 days after joining VP submit a report in the form attached hereto as Appendix B (an “Initial Holdings Report”) showing all holdings in securities in which he/she had any direct or indirect Beneficial Ownership at the time he or she joined VP. This Initial Holdings Report shall also indicate any brokers, dealers or banks with which the staff maintains an account in which any securities were held for the direct or indirect benefit of the staff. The information must be current as of a date no more than 45 days prior to the date the staff joined VP. It must be dated. [SEC Rule 275.204A-1(b)(i)(C)] Such disclosure extends to Associates of the staff. [FMCC2.1.1; SEC Rule 275.204A-1(b)(i)(B)]

b)

Annual Holdings Reports. Each staff shall by the 30th day of January of each year submit a report in the form attached hereto as Appendix C (an “Annual Holdings Report”) showing all holdings in securities in which the staff had any direct or indirect Beneficial Ownership as at the previous calendar year end. This Annual Holdings Report shall also indicate any brokers, dealers or banks with which the staff maintained an account in which any securities were held for the direct or indirect benefit of the staff. The information in the report must be current as of a date no more than 45 days before the report is submitted. It must be dated. [SEC Rule 275.204A-1(b)(i)(C)] Such disclosure extends to Associates of the staff. [FMCC2.1.1; SEC Rule 275.204A-1(b)(i)(B)]

c)

Quarterly Transaction Reports. Each staff shall submit reports each calendar quarter in the form attached as Appendix D showing all transactions in securities in which the staff had acquired, any direct or indirect Beneficial Ownership. These reports must be submitted no later than 30 days after the end of each calendar quarter. No staff has to submit a quarterly transaction report if the report would duplicate information contained in broker trade confirmations or account statements that are received by the Compliance Team directly from the broker or other intermediary or via the staff no later than 30 days after the end of the applicable calendar quarter. Such disclosure extends to Associates of the staff.

3.2	The disclosure in the reports submitted in accordance with Section 3.1 must include the title and type of security, its stock code or ticker number, number of

Value Partners	Code of Ethics

shares and principal amount of each security in which the staff or Associates has any direct or indirect beneficial ownership. [SEC Rule 275.204A-l(b) (i) (A)].

3.3

If the staff or his/her Associates open a new trading account after joining VP, he/she must obtain approval from the Compliance Team by completing the “Broker Approval Form” (See Appendix E) [FMCC 2.1.1(d)(ii)].

3.4	Review of Periodic Reports

a)

The Chief Compliance Officer or her delegate will periodically review such reports, duplicate confirmations, and account statements, and maintain copies of them as required by this Code of Ethics, with a view to identifying any pattern of personal securities transactions that suggests any actual or potential conflict of interest, the appearance of a conflict of interest, or any abuse of such person’s position of trust and responsibility within VP or VP’s clients. Before making any determination that a violation has been committed by any person or that any personal securities transaction is otherwise problematic under the Code of Ethics and the purposes thereof, such person will be given an opportunity to supply additional explanatory material. The Chief Compliance Officer or her delegate will review the reports in light of such factors that she deems appropriate, which may include, among others:

1.	An assessment of whether the staff and their Associates followed any required internal procedures, such as pre-approval;

2.	Comparison of personal trading to any restricted investments; and

3.	Periodically analyzing the staff and their Associates’ trading for patterns that may indicate abuse, including market timing.

b)

The Chief Compliance Officer or her delegate will establish and maintain records of all staff who are required to make periodic reports under the Code of Ethics and will establish and maintain records of any delegate responsible for reviewing such reports. The Chief Compliance Officer or her delegate will notify each staff who is required to make periodic reports of their obligations under this Code of Ethics.

4.	Disclosure of Outside Employment

4.1

Staff must avoid engaging in any outside business or other activity that might create a conflict of interest. No staff shall take up any directorship or employment or part-time commercial duties (paid or unpaid) except after obtaining a prior written approval from the Compliance Team. Approval will be given only in circumstances where the interests of VP and its clients will not be prejudiced.

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The grant of approval usually depends on the following factors:

●	The nature and extent of the outside interest
●	The potential for conflicts of interest
●	The relationship between VP and the outside entities
●	The duties involved

Every staff should confirm the information on his/her outside business activities or employment by making an annual declaration to the Compliance Team for review and monitoring.

If in doubt, staff should seek the advice from the Compliance Team promptly.

4.2	Staff should also inform Compliance Team within 5 business days upon any change of status of his/her outside employment.

5.	Dealing Procedures

5.1	All staff dealings must be effected in the name of the staff. Dealings by the staff’s Associates must be effected in that Associate’s name.

5.2

Prior to placing orders to any broker, dealer or bank, staff and/or his/her Associates) must complete the “Staff Dealing Approval Form” (See Appendix F) and obtain prior written approval from persons in the following groups. [FMCC2.1.1(b); SEC Rule 275.204A-1(c) but only for IPOs and placings]

Compliance Team	Investment Management Team

Vivienne Lee	Norman Ho
(or her designated officer)	Renee Hung Louis So Michelle Yu Doris Ho Alan Wang Eric Chow Elton Cheung Yu Xiao Bo Gordon Ip (for bond investment)

5.3	Approval granted to staff dealing is valid only for one day.[FMCC 2.11 (b) allows 5]

5.4	Approval granted is subject to the following constraints:

Value Partners	Code of Ethics

(i)	The staff and/or Associates may not buy/sell an investment on a day in which VP has a pending “buy” or “sell” order in the same investment until that order is executed or withdrawn; AND

(ii)

The staff and/or Associates may not buy/sell an investment for his/her personal account within 3 trading days[1] before (if the staff and/or Associates is aware of a forthcoming client transaction) or after trading in that investment on behalf of a client [FMCC 2.1.1(b) allows 1]; AND

(iii)

The staff and/or Associates may not buy or sell an investment for his personal account within 3 trading days[1] before (if the relevant person is aware of a forthcoming recommendation) or after a recommendation on that investment is made or proposed by VP [FMCC 2.1.1(b) allows 1]; AND

(iv)

Staff and/or Associates may not buy or sell an investment for his personal account within 30 days prior to and 3 trading days after VP’s Fund Manager made comments on securities of a listed corporation to press/mass media; AND

(v)

If the staff and/or Associates is trading for his own account in the same securities which VP has recommended to trade or is trading for clients, he/she may not buy (or sell) the investment for his/her personal account if a substantial sale (or buy) was noted by VP which resulted in a significant drop (or increase) in the share price in the previous 5 trading days.

Subject to the approval of the Chief Compliance Officer or her delegate, the restrictions in (ii) and (iii) above need not be applied where client orders have been fully executed and any conflicts of interest have been removed. [FMCC2.1.1 Note]

5.5

The staff and their Associates must arrange a standing instruction with his/her brokers for sending duplicated copies of all trading records and monthly statements directly to Compliance Team. For these staff and their Associates, they do not need to provide Quarterly Transaction Report as required under the Advisers Act to the Compliance Team.

Except in situations where the broker is not able to facilitate this arrangement and with the approval from the Chief Compliance Officer or her delegate, the staff and/or their Associates should submit a copy of their trading records (e.g. contract note/trade confirmation/monthly statement) to the Compliance Team for record within 30 days of the transaction [FMCC 2.1.1(d)(ii);SEC Rule 275.204A- 1(b)(ii)] For these staff and their Associates, they do not need to provide

[1]	For HSI constituent stocks (http://www.hsi.com.hk/HSI-Net/HSI-Net), the blackout period is 1 trading day instead

Value Partners	Code of Ethics

Quarterly Transaction Report as required under the Advisers Act to the Compliance Team.

5.6	Paragraph 5.4 above also applies to all trading accounts of the staff and/or Associates.

6.	Other Restrictions on Dealing

6.1	Minimum Holding Period

Subject as provided herein, all personal investments must be held for a minimum of 60 days except for contracts on indices. [FMCC 2.1.1(c) but allows 30 days and does not allow exception from prior approval for indices] No staff shall enter into any transactions to circumvent the 60 day rule. Early disposal is not allowed except with compelling reasons and prior written approval from a member of the Compliance Team and one member of the Investment Management Team.

Any security which is obtained automatically as a result of the existing holdings, for example, in a scrip issue, dividends issue or stock split, are required to be held for the same period of time as the original holdings which qualified for the entitlement.

The above minimum holding period restrictions do not apply to the selling of shares in Value Partners Group Limited (stock code: 806 HK) pursuant to the exercise of stock options granted as part of a person’s employment with the group (although in accordance with the terms of any such grant from time to time, employees may only be permitted to exercise such options during certain periods).

6.2	Dealing in Restricted List Securities

All staff dealings in securities on the Restricted List are prohibited. For the avoidance of doubt, this prohibition extends to the accounts of staff and/or Associates.

6.3	Cross Trades

Cross trades between accounts of staff/Associates and clients are prohibited. [FMCC 2.1.1(b) (iv)]

6.4	Short-selling

Short-selling by staff of any securities recommended by VP for purchase is prohibited. [FMCC 2.1.1(b)(v)] For the purpose of this restriction, securities bear

Value Partners	Code of Ethics

the same meaning as stated in the Securities and Futures Ordinance and therefore do not include futures contracts.

6.5	Initial Public offerings or private placement

Staff and/or Associates are not allowed to participate in initial public offers or private placements available to clients of VP or its connected persons (note: subscribed by clients of VP or its connected persons) without prior written approval of the Chief Compliance Officer. They should not use their positions to gain access to IPOs or private placements for themselves or any other person. [FMCC 2.1.1(b)(vi)]

6.6	Delayed Settlement

Delayed settlement of personal transactions by staff to beyond the normal settlement time for the relevant market is prohibited. [FMCC 2.1.3]

6.7	Private Placement

VP discourages investment in private placements by staff and/or Associates. No acceptance of securities as part of a placing is allowed without prior written approval of the Chief Compliance Officer. [SEC Rule 275.204A-1(c)] A copy of the subscription document must be forwarded to the Compliance Team prior to the placement taking effect.

6.8	Insider Dealing

Staff and/or Associates must NOT deal in any securities with respect to which he has any Insider Information, which includes but is not limited to, knowledge of outstanding or probable orders for clients in the same securities. Insider dealing is an offence and dealings will be investigated under the Securities and Futures Ordinance.

6.9	Conflict of Interest and Duty

Staff may not effect transactions in any investment if to do so will or may, to their knowledge, involve a conflict of interest with that of any client or with their duty to any client or will otherwise have an adverse effect upon the particular interests of any clients.

7.	Excessive and Speculative Dealing

7.1	Staff’ personal dealings must not interfere with the performance of their duties nor must they be of such nature or extent as to risk bringing the business of VP into disrepute.

Value Partners	Code of Ethics

7.2	Restrictions may be placed on the dealings of staff and/or their Associates if the nature or extent of their transactions is deemed to warrant such action.

8.	Purchase and sale of VP’s investment products

8.1

Subject to 8.2, staff who have passed probation may subscribe for units/shares in VP’s in-house investment products (e.g. Value Partners Classic Fund, China Convergence Fund, etc) on the same terms and conditions as the public, except that the staff will be subject to a minimum holding period, during which the staff will not be able to dispose of or otherwise trade in the units/shares. This period is currently set at 60 days and during this period, no staff shall be entitled to trade or dispose of such units/shares. This restriction period applies to all full time staff and their associates.

8.2

As a consequence of this restriction on trading, eligible staff is currently entitled to a 100% waiver of subscription fee and 50% waiver of management and performance fees in respect of the units they hold. At the end of each year, VP will refund the fee(s) that was/were charged on their holdings. The waiver of fees does not extend to a waiver of penalties imposed upon the general public in respect of redemption of units/shares within the minimum holding period set out in the offering documents for the various funds.

Staff who ceases to be employed by VP will be released from the restricted trading period with effect from the time they cease employment and will be subject to fees and charges in the same manner as the general public from that time. Staff is also not entitled to receive any rebate even on a pro-rata basis for the financial year that they cease employment with VP i.e. fee rebate during employment period would be forfeited[2].

8.3

Eligible staff wishing to subscribe for units/shares in the various funds operated by VP should notify the Compliance Team and ensure that they understand the terms of the restrictive trading period for the fund.

8.4	No dealing is allowed when the staff is in possession of sensitive information which will lead to substantial movement in unit/share price.

[2]	Please refer to VP Staff Handbook for detail calculation of fee rebate

Value Partners	Code of Ethics

IV.	Receipt or Provision of Benefits

1.1	Inducements, Gifts and Entertainment

•

It is an SFC requirement that staff of a licensed company cannot accept excessive gifts or benefits in connection with the affairs or business of a client. Staff and his/her family members must not offer or accept any inducement in connection with the affairs or business of a client which is likely to significantly conflict with the duties owed to clients. [FMCC 2.2]

•

Staff may offer or receive gifts only if they are small in value and customary in nature. For any gifts worth HK$500 or above, staff must complete the “Other Disclosure – Gift and Benefit Form” (Appendix G) and obtain prior written approval from Compliance Team. This includes political donations. [SEC] The gifts/hospitality offered or received by or to any individual is subject to a maximum limit of HK$2,000.

•

The only exception to the policy is in relation to customary seasonal gifts of food etc, such as Christmas or Chinese New Year hampers or moon cakes, where these are shared with colleagues and not excessive in value compared to the normal market custom.

•	The grant of permission would depend amongst other things on:

i)	Whether there is any conflict of interest or the extent of official dealings, if any, between the giver/receiver and the staff;

ii)

Whether the acceptance will place the staff in a position of obligation towards the giver and compromise the staff’s position in his/her dealings with the giver or would place the receiver in a similar position in relation to the staff; and

iii)	The frequency of similar permission being sought by the staff.

•	A register of benefits above the limit is maintained by the Compliance Team.

•	Normal business entertainment given or received does not need to be reported if it is modest in value.

1.2	Company visits

Company visits arranged by listed issuers or brokers should be a normal business arrangement and not excessive.

1.3	Use of gifts in promoting a specific investment product

Value Partners	Code of Ethics

In promoting a specific investment product to a client, we should not offer any gift other than a discount of fees or charges. [Code of Conduct for Persons Licensed by or Registered with the SFC 3.11]

1.4	US Political Contributions

Investment Adviser Act Rule 206(4)-5 prohibits any investment adviser (i.e. VPL and VPHK) from receiving fees in connection with any investment advisory services provided to a Governmental Entity for a period of two years following any Contribution made by the investment adviser or any Covered Person to an official of the Governmental Entity that has the ability to influence the decision to retain the investment adviser. In order to enforce these prohibitions, the Rule requires the investment adviser to maintain as part of its books and records a record of all Contributions made by the investment adviser and all Covered Persons. The investment adviser is also required to “look back” for a period of two years upon joining of any new Covered Person and obtain a record of all Contributions made by such person in order to determine if the investment adviser would be prohibited from receiving any advisory fees from any Governmental Entity.

For these purposes a Governmental Entity is defined as any United States federal, state or local government, agency or instrumentality, and all public pension plans and other collective government funds including participant directed plans. Contribution means any gift, subscription, loan, advance, deposit of money, or anything of value made on or after March 14, 2011 for the purpose of influencing an election of any candidate for a federal, state or local office within the United States, including any payments of debts incurred in connection with the election or any inaugural expenses. A Covered Person is any (i) general partner, managing member, executive officer or any person performing similar functions in VPL/VPHK; (ii) any employee who solicits a Governmental Entity for VPL/VPHK and any person who supervises such employee, and (iii) any political action committee controlled by VPL/VPHK or by its associates

It is the policy of VP that any Contribution by VPL/VPHK or any Covered Person must first be reported to the Chief Compliance Officer before the Contribution may be made and a determination of whether such Contribution would result in VP being subject to a two year prohibition if such Contribution is made. VP will maintain a record of all Contributions made by VPL/VPHK or any Covered Person for a period of 5 years.

Value Partners	Code of Ethics

Responsibility:	VPL/VPHK and Covered Persons and Authorized Officers of VP responsible for any Contributions CCO (or her designated officer)
Actions:

VPL/VPHK and all Covered Persons are required to report any Contributions to the CCO prior to making such Contribution

The CCO shall review all Contribution and determine if such Contribution will result in a prohibition of advisory fees from a Governmental Entity.

Upon joining of any Covered Person, the CCO (or her designated officer) shall require a listing of all Contributions made by the Covered Person for the past two years prior to the joining date through disclosure in the declaration form.

The CCO (or her designated officer) shall maintain a record of all Contributions by the firm and any Covered Person

Periodically review the record of Contributions whenever a Governmental Entity is solicited for investment advisory services or to be an investor in any fund managed by VP.

Records:

Written records documenting all Contributions shall be maintained.

Records documenting the review of all Contributions for two years prior to hiring of any Covered Person.

Records of Governmental Entities that are investors in funds managed by VP or who are clients receiving separate investment advisory services.

Records of periodic reviews of Contributions and lists of Governmental entities investing in funds or receiving investment advisory services.

Value Partners	Code of Ethics

V.	Protection of Trading and Client Information

1.	Introduction

The trading information made by VP for our clients, as well as our house account is STRICTLY CONFIDENTIAL. This information should be handled with great care and is not to be misused. Clients’ records and information, including copies, must also be kept confidential. All staff must take the utmost care to ensure that such information is not disclosed to any other member of staff or any outside parties who does not have a bona fide “need to know” reason.

2.	Trading Information Security

2.1	General

➢	Information is disclosed on a “Need to Know” basis
-	Only disclose (1) the relevant part of the information (2) to the relevant person, (3) at the time when he/she needs to take action to carry out the duties.

-	Disclosure of such information should be in a secure environment, e.g. via email specific to the recipient, disclosed in a meeting room with door closed, etc.

➢	Chinese Wall should be maintained (for details, please refer to details under Section II “Avoid Misuse of Information”);

➢	Staff should in most cases not take away confidential trading information from office premises;

➢

Where working commitments necessitate holding confidential trading information outside the office, the relevant staff is responsible for ensuring the security of the information at all times and that it is promptly returned to the office as below:

2.1.1	Delivery of information

-	Keep in a non-transparent envelope or folder without VP’s logo;

-	For traveling, such confidential trading information should be kept in person e.g. keep as hand-carry items instead of placing them in baggage.

2.1.2	Reading in public areas

-         Staff are recommended not to read our confidential trading information in public areas, such as restaurants, public transportation, etc;

-         If it is necessary to read in a public area, staff should ensure that such information has not disclosed VP’s identity, e.g. without the name of

Value Partners	Code of Ethics

VP on the document they read and it should be read alone without any parties nearby.

2.1.3	Reading at home

Staff must make sure that such information should be read alone and should not be disclosed to their family members. The information should be kept in a secure place (e.g. locked drawer) before and after use.

2.2	For trading transactions which may involve public announcement

➢	Investment team members who are below Fund Manager grade, Dealers, Fund Administration, Compliance, Investment Services, etc, are informed only if and when they need to know

➢

Once the information becomes publicly available, the responsible Fund Manager should send a simple email to inform all staff of the disclosed information – so VP staff will know at least as much as the public.

➢

Only Co-Chief Investment Officers (“Co-CIOs”), Deputy CIO, Senior Investment Director, Investment Directors, Senior Fund Managers, CEO, Deputy CEO and those persons authorized by the Co-CIOs/Deputy CIO are allowed to have interviews with the press/mass media. They can comment on the market outlook but should avoid comment on any individual stocks.

➢

External communications to media are restricted to Co-CIOs, Deputy CIO, Senior Investment Director, Investment Directors, Senior Fund Managers, CEO, Deputy CEO and those persons authorized by the Co-CIO/Deputy CIO only.

➢

If Co-CIOs, Deputy CIO, Senior Investment Director, Investment Directors and Senior Fund Managers intends to comment on individual stocks, he/she needs to obtain pre-clearance from Compliance Team and the content of his/her comments should comply with the SFC code as detailed in paragraph 2.3 below.

2.3	Analyst Conflicts of Interest

2.3.1	Comment on a specific HK listed security to press/mass media

In case Co-CIOs, Deputy CIO, Senior Investment Director, Investment Directors and Senior Fund Managers, either in his/her personal capacity or as a representative of VP, comments on any individual stock listed in Hong Kong, he/she should comply with requirements under Chapter 16 –

Value Partners	Code of Ethics

Analyst Conflicts of Interest under the SFC Code of Conduct for Persons Licensed by or Registered with the Securities and Futures Commission:

➢	At the time of providing the comments, the Co-CIOs, Deputy CIO, Senior Investment Director, Investment Directors and Senior Fund Managers should disclose
i)	his/her name;
ii)	his/her licence status;
iii)	where he/she and/or his/her associate has a financial interest* in relation to the respective listed corporation, the fact of having such an interest; and
iv)

where VP also has financial interests* in relation to the listed corporation the stock he/she comments on, and such interests aggregate to an amount equal to or more than 1% of the listed corporation’s market capitalization, the fact of having such an interest.

➢

He/She should provide the above information to the journalist, editor or programme controller. In the circumstances that he/she appears in a broadcast programme, for example, he/she may only need to disclose items (i) and (ii) once at the beginning of the programme. Items (iii) and (iv) should be disclosed when he/she comments on relevant specific stocks during the programme.

➢

Also, he/she should not comment on any individual stock where he/she or his/her associate or VP had dealt in or traded that stock within the previous 30 days or will trade in the coming 3 business days, except on occurrences of major events that would affect the price of the securities and the events are known to the public.

➢	If he/she also serves as an officer of the listed corporation on which he/she comments, he/she should disclose that fact to the media.

➢

If VP has an individual employed by or associated with it serving as an officer of the listed corporation on which the Co-CIOs, Deputy CIO, Senior Investment Director, Investment Directors and Senior Fund Managers comments, he/she should also disclose that fact to the media.

➢

The Co-CIOs, Deputy CIO, Senior Investment Director, Investment Directors and Senior Fund Managers should also disclose to the media the fact where the listed corporation or other 3rd party has provided or agreed to provide any compensation or other benefits to him/her or VP in connection with his/her comments on the securities of the listed corporation.

➢

VP and its staff should not deal in or trade any securities in respect of a listed corporation for 3 business days after the Co-CIOs, Deputy CIO, Senior Investment Director, Investment Directors and Senior Fund

Value Partners	Code of Ethics

Managers has made comments on securities of such listed corporation to press/mass media. Compliance Team should add the securities to the Restricted List upon granting pre-clearance to Co-CIOs, Deputy CIO, Senior Investment Director, Investment Directors and Senior Fund Managers as mentioned in paragraph 2.2 above.

*

“Financial Interest” means any commonly known financial interest, such as investment in securities, or financial accommodation arrangement between the listed corporation and VP or the Co-CIOs, Deputy CIO, Senior Investment Director, Investment Directors and Senior Fund Managers. It does not include commercial lending conducted at arm’s length, or investment in any collective investment scheme notwithstanding the fact that the scheme has investments in securities in respect of a listed corporation.

With US clients, care should be taken to consider the Advisers Act concerns (Please refer to section 2.4 below and the Investment Services Operation Manual for details).

2.3.2	Advice on historical facts with no recommendation on a specific HK stock in investment presentations

In case the Co-CIOs, Deputy CIO, Senior Investment Director, Investment Directors and Senior Fund Managers in an investment presentation to existing and/or potential clients of our managed funds advises on why VP holds a specific HK stock, say which forms one of the top 10 holdings of any of our managed fund and he/she confines his/her comments to historical facts, the macro economic factors or industry/sector outlook, and does not recommend that stock’s purchase/holding/sale, Chapter 16 – Analysts Conflicts of Interests as mentioned above does not apply.

Care should be taken to consider the Advisers Act concerns regarding past specific recommendations and cherry picking (Please refer to section 2.4 below and the Investment Services Operation Manual for details).

2.3.3	No mention of the name and performance of our unauthorized funds to press/media/investor presentation/conference

Do not mention the name and performance of our unauthorized fund. Please pre-clear the content with Compliance Team if the name/performance/other details of our unauthorized fund must be mentioned (note that if the fund name must be mentioned, pls. also specify that “the fund is not authorized by the Securities and Futures Commission of Hong Kong to be marketed to the public generally in Hong Kong”.)

Value Partners	Code of Ethics

2.3.4	No mention of the name and performance of our authorized funds to press/media/investor presentation/conference

For press/media:

Do not mention the name and performance of our authorized funds unless before the press/media interview, our Marketing and Communications Team has provided a copy of the fund factsheet of the relevant authorized funds to the journalist by way of an email asking them to pay attention to the risk disclosure box, full performance information disclosure and disclaimers and a copy of the email has been kept for record. [RDB RP 4.3]

For investor presentation/conference:

Do not mention the name and performance of our authorized funds unless:

(i)	The performance information is in accordance with the SFC Advertising Guidelines (paragraphs 8-19); and

(ii)	Warning statements and information of the issuer is in accordance with the SFC advertising guideline (paragraphs 23-28); and

(iii)	Risk warnings in the risk disclosure box is in accordance with the SFC’s letter dated 5 Dec 2008 and the Risk Disclosure Box – Recommended Practices issued by the HKIFA

Investment Services Team should pass the content of the investor presentation/conference to Compliance Team for pre-clearance before the event. [SFC Advertising Guidelines, RDB RP, SFC’s letter to issuers of SFC authorized collective investment schemes dated 5 Dec 2008]

2.3.5	Errors, omissions or misrepresentations in output by press/media

Marketing and Communications Team will maintain records of the final outputs of press/media interview in a format that is readily accessible. [RDB RP 4.3]

If Marketing and Communications Team is aware of any errors, omissions or misrepresentations in the output of press/media with respect to our funds, he/she should immediately inform the relevant party and seek to clarify or rectify as soon as practicable. [RDB RP 4.3]

2.4.1	Media Communications

All media communication should be notified to and arranged through our Marketing and Communications Team. Marketing and Communications Team shall first evaluate the

Value Partners	Code of Ethics

importance of the interview request before sending invitation to Co-CIOs and CEO. Co- CIOs and CEO shall provide a clear instruction whether the Company will accept or reject the interview and authorize a suitable representative to handle the interview process. If the Company accepted the interview request, Marketing and Communications Team shall then response to the media and request for a list of Q&A. The list of Q&A will then be circulated to the interviewee and Compliance Team for revision. Marketing and Communications Team shall maintain a log book for all the media requests. Only Co-CIOs, Deputy CIO, Senior Investment Director, Investment Directors, Senior Fund Managers, CEO, Deputy CEO and those persons authorized by the Co-CIOs/Deputy CIO are allowed to have interview with the press/media. They must ensure that all of their communications are truthful, accurate, balanced and not misleading. They must adhere to the following policies when communicating with the media:

Accuracy

1.	Do not make untrue statements or leave out a significant fact.

2.	If expressing an opinion in any presentation, interview, etc., state that fact. Also state that your opinion may not reflect the views of VP as a whole.

3.	Do not make statements that are defamatory or libelous.

No Projections

1.	Do not make statements that imply any future level of performance, or that performance is guaranteed.

2.

Do not make promises of specific results, or exaggerated or unwarranted claims. Projections or forecasts should only refer to general market trends. Do not make projections about performance. This would not preclude statements about how market trends will generally affect performance of VP’s clients.

No Material. Non-Public or Similar Information

1.	Do not disclose material information about an issuer that is not publicly available, non-public personal information about a client, or non-public material information about VP or its activities.

2.4.2	Lectures, Seminars and Media Appearances

Only Co-CIOs, Deputy CIO, Senior Investment Director, Investment Directors, Senior Fund Managers, CEO, Deputy CEO and those persons authorized by the Co- CIOs/Deputy CIO are allowed to conduct lectures, seminars and appear in media. VP specifically prohibits the recommendation of a specific security during appearances in lectures, seminars and media. In situations where the interviewer requests VP’s representative to give his/her opinion on a particular security, it should be made clear

Value Partners	Code of Ethics

that the opinion is his or her own and not necessarily that of VP. They must adhere to the following policies:

1.	When being interviewed, VP’s representative must adhere to the following standards (in addition to those outlined above):

a.	Do not, directly or indirectly, make false or misleading statements;

b.	Communications must exhibit truthfulness. Any flamboyant, misleading, exaggerated, or inflammatory, inappropriate or unduly controversial material is forbidden;

c.	Statements containing promises of specific results, exaggerated or unwarranted claims, or opinions or forecasts for which no reasonable basis exists are forbidden;

d.	Discussions of potential returns of any investment must be balanced with discussions of the risks and drawbacks of that investment, including the possibility of loss of principal, whenever applicable;

e.	Comparisons must clearly indicate the purpose of the comparison, and they must provide a fair and balanced presentation, including any material differences.

f.	False or misleading statements to induce the purchase or sale of securities are prohibited;

g.	Do not make unrealistic claims for performance, service, quality or value- added service;

h.	Never use superlatives (including, but not limited to, such words as best, worst, most, least, highest, lowest, always, never, etc.);

i.	Always bear in mind the level of financial sophistication of the ultimate recipient of the communication.

2.	In addition, and with respect to any issuer mentioned during the interview, VP’s representative must disclose to the interviewer, during or upon completion of the interview, the following:

a.	If VP or its affiliates or the representative has a financial interest in the securities of the issuer, and if so, the nature of the financial interest (including, without limitation, whether it consists of any option, right, warrant, future, long or short position);

b.	If, as of the end of the month immediately preceding the date of the interview (or the end of the second most recent month if the interview date is less than

Value Partners	Code of Ethics

10 calendar days after the end of the most recent month), VP or its affiliates or the representative beneficially own 1% or more of any class of common equity securities of the issuer. (Computation of beneficial ownership of securities must be based upon the same standards used to compute ownership for purposes of the reporting requirements under Section 13(d) of the Securities Exchange Act of 1934.);

c.

Any other actual, material conflict of interest of VP or its affiliates or the representative with respect to the issuer, which the representative knows or has reason to know at the time of the interview;

d.

If one exists for the issuer, the representative must disclose the valuation methods used to determine a price target. Price targets must have a reasonable basis and must be accompanied by a disclosure concerning the risks that may impede achievement of the price target;

e.	If any staff or a member of any staff’s household serves as an officer, director or advisory board member of the issuer; and

f.	If known to the representative at the time of the interview, whether the issuer, or an affiliate of the issuer, is a client of VP or its affiliates.

3.	Disclosure of public fund information

3.1	General

Only public information is available to clients, except when permitted or required by law. This information should not be disclosed to any client and/or third parties before it becomes public.

Public information includes (without limitation) explanatory memorandum, annual and semi-annual reports, monthly reports, fact sheets, and SFC approved marketing materials.

3.2	Upon client’s special request

Upon client’s special request, further analysis of public funds information may be provided to them subject to Compliance Team’s approval. Such information includes but is not limited to financial ratios such as P/E, P/B and dividend yield.

Individual stock names are extremely sensitive information which should only be disclosed in the annual and semi-annual reports and fact sheets. For any other disclosure or in case of doubt, Compliance Team’s prior approval should be sought.

Value Partners	Code of Ethics

Disclosure of public funds information on any due diligence request must be based on the latest disclosed figures. For any other disclosure or in doubt, Compliance Team’s prior approval should be sought.

4.	Client Information Privacy

The SEC’s Regulation S-P (Privacy of Consumer Financial Information), which was adopted to comply with the Gramm-Leach-Bliley Act, requires investment advisers to disclose to US clients, customers and consumers who are natural persons its policies and procedures regarding the use and safekeeping of Nonpublic Personal Information (see below).

Nonpublic Personal Information is generally collected from clients at the inception of their accounts and occasionally thereafter, primarily to determine the investment objectives and financial goals and to assist in providing clients with requested services.

For purposes of this policy, Nonpublic Personal Information means personally identifiable financial information and any list, description, or other grouping of clients (and publicly available information pertaining to them) that is derived using any personally identifiable information that is not publicly available information, including (without limitation):

1.

Any information we receive from clients on subscription applications or for providing investment management/advisory services to clients (such as home address, telephone number, Social Security or taxpayer identification number, e-mail address, age, marital status, assets, income and financial information);

2.	Any information about clients’ transaction with us, our affiliates, or others;
3.	Any information that we generate to service clients’ accounts (such as trade tickets and account statements); or
4.	Any information that we may receive from third parties with respect to or relating to clients’ accounts (such as trade confirmations).

4.1	General

Original copies of clients’ records for all public funds are maintained by the respective Custodians. However, VP also maintains copies of these clients’ records/information for internal record. Thus, we should keep all clients’ records and information strictly confidential, except when disclosure is permitted or required by law.

4.2	Client Information Privacy

Value Partners	Code of Ethics

➢	VP should not sell or rent clients’ Nonpublic Personal Information.

➢	Staff should not discuss the business affairs of any client with any other person, except on a strict need-to-know basis.

➢	VP should not release client information to third parties, except upon client’s authorization or when permitted or required by law.

➢

Third-party service providers and vendors with access to client information are required to keep client information confidential and use it only to provide services to or for VP. They are required to sign a confidentiality agreement with us to enforce this requirement.

➢	VP must comply with all applicable privacy laws in its handling of client matters and client records.

➢	VP may share clients’ personal information with:
•	Non-affiliated companies that provide processing, account maintenance and related services in connection with clients’ investments and other transactions handled by VP on a strict need-to-know basis; and
•	Non-affiliated companies and government agencies only to the extent permitted or required by law, for legal, regulatory or other purposes (for example, for tax purposes or for reporting suspicious transactions).

4.3	Safeguarding of client records and information

Copies of client records and information should be properly filed and locked. Access should be restricted to designated persons/divisions. Staff should take the utmost care when processing client records/information in order to ensure its confidentiality and integrity.

Staff shall avoid placing documents containing Nonpublic Personal Information in office areas where they could be read by unauthorized persons, such as in photocopying areas or conference rooms. Documents that are being printed, copied or faxed shall be attended to by appropriate staff. Documents containing Nonpublic Personal Information which are sent by mail, courier, messenger or fax, shall be handled with appropriate care.

Staff may not remove Nonpublic Personal Information in any format/medium (including hard copy documents and computer disks) from the firm’s premises without the permission of the CCO. Any Nonpublic Personal Information that is removed must be handled with appropriate care.

Generally, staff shall treat e-mail in the same manner as other written communications. Staff should assume that e-mail sent from VP computers

Value Partners	Code of Ethics

is not secure and shall avoid sending e-mails that include Nonpublic Personal Information. E-mails that contain Nonpublic Personal Information (whether sent within or outside VP) shall have the smallest possible distribution in light of the nature of the request made.

4.4	Delivery requirements

SEC requirements state that the advisor must deliver its Privacy Policy to each new US client that is a natural person upon inception, and offer annually thereafter (See Exhibit A). Therefore, the Investment Services Team will ensure:

1.	Initial delivery of Privacy Policy (and annual offer thereafter) to each US client that is a natural person; and
2.	Annual delivery of Privacy Policy completed in a timely manner.

The definition of US client, in this case, would refer to US clients who are natural persons. The requirement for the delivery of the Privacy Policy would apply to any US client that is a natural person who has established a separately managed account. Alternatively, if the US client is an institutional client (i.e. private fund), no delivery is necessary. In addition, private funds are not required to deliver a privacy notice to its investors.

5.	Use of Recycled Paper

To avoid violation of the Personal Data (Privacy) Ordinance and our internal policy, staff are restricted from using the following documents/copies as recycled paper (even for internal use only):-

-	documents/copies which contain client’s/staff’s Non-public Personal Information or transaction records; and

-	documents/copies which contain any of our portfolio and trading information.

All these documents/copies should be shredded upon disposal.

6.	If in doubt

Staff having doubt about the best course of action in a particular situation should check with Compliance Team.

Value Partners	Code of Ethics

VI.	Books and Records

SEC Rules prescribed that the following books and records to be maintained regarding the implementation of the Code of Ethics: [SEC Rule 275, 204-2]

1.	A copy of this Code of Ethics and any other code of ethics adopted by VP pursuant to Rule 204A-1 under the Advisers Act that has been in effect during the past five years;

2.

A record of any violation of the Code of Ethics, and any action taken as a result of that violation will be preserved for a period of no less than five years from the end of the fiscal year in which it is made, the first two years in an office of VP;

3.	A record of all written acknowledgments for each person who is currently, or within the past five years was, a staff;

4.	A record of each report made by staff will be preserved for a period of no less than five years from the end of the fiscal year in which it is made, the first two years in an office of VP;

5.

A record of the names of persons who are currently, or within the past five years were, staff (or otherwise required to submit reports under a code of ethics), and a record of persons who are or were responsible for reviewing such reports;

6.

A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities by staff and Associates, for at least five years after the end of the fiscal year in which the approval is granted; and

7.

Any other such record as may be required under the Code of Ethics will be preserved for a period of no less than five years from the end of the fiscal year in which it is generated, the first two years in an office of VP.

-END-

Value Partners	Code of Ethics

Exhibit A

Value Partners Limited/Value Partners Hong Kong Limited [as the case maybe] (“VPL/VPHK [as the case maybe]”) is committed to maintaining the confidentiality, integrity and security of personal information about our current and prospective Clients. We consider customer privacy to be fundamental to our relationship with Clients. It is our policy to respect the privacy of current and former Clients and to protect personal information entrusted to us. This policy describes the steps we have taken to safeguard your information and what Client information we may share with others. We are proud of our privacy practices and want you to know how we protect information used to provide you with service.

You do not have to contact us to benefit from our privacy protections; they apply automatically to both current and former Clients.

Information We Collect and Maintain

In order to enable us to provide you with our service, we collect and may share with others Non-public Personal Information about you which may include:

•	Information we receive from you on subscription application or for providing investment management/advisory services to you (such as your home address, telephone number, Social Security or taxpayer identification number, e-mail address, age, marital status, assets, income and financial information);
•	Information about your transaction with us, our affiliates, or others;
•	Information that we generate to service your account (such as trade tickets and account statements); or
•	Information that we may receive from third parties with respect to or relating to your account (such as trade confirmations).

Information We Disclose

We will not disclose any Non-public Personal Information about you or your account(s) to anyone unless one of the following conditions is met:

•	VPL receives your prior written consent;
•	VPL believes the recipient is your authorized representative;
•	VPL discloses your Non-public Personal Information as necessary to effect or process a transaction in any account, or to maintain or service your account(s);
•	VPL is required by law or regulatory requirement to disclose information to the recipient.

In all such situations, we stress the confidential nature of information being shared.

We may share your personal information with:

•	Non-affiliated companies that provide processing, account maintenance and related services in connection with your investments and other transactions handled by us; and
•	Non-affiliated companies and government agencies only to the extent

Value Partners	Code of Ethics

permitted or required by law, for legal, regulatory or other purposes (for example, for tax purposes or for reporting suspicious transactions).

How We Protect Personal Information

We maintain the confidentiality, security and integrity of your non-public personal information by:

•	Restricting access to your Non-public Personal Information to those persons with a legitimate need for the information; and
•	Maintaining physical electronic and procedural safeguards that comply with federal regulation to guard your Non-public Personal Information.

We have not and will not sell your personal information to anyone, even if our formal Client relationship ends.

Privacy Policy Update

From time to time, we may amend our privacy policy. You will receive appropriate notice when our privacy policy changes.

How to Contact us with Privacy Questions

Our relationship with you is one of our most vital assets. We recognize that you have entrusted us with your private financial information, and we will do our utmost to maintain this trust. Please note that you have the right to request access to and to request the correction of the data.

For any data access, correction requests and any other questions concerning our privacy policy or the Non-public Personal Information, please contact us at the following:-

Investment Services Department

9th Floor, Nexxus Building

41 Connaught Road Central

Hong Kong

by phone at (852)-2880 9263.

Appendix A

Value Partners - Annual Declaration

Read and answer each question in this Annual Declaration carefully. Sign and return the Declaration to Compliance Team within 5 business days.

Name of staff:

1. Acknowledgements:

I acknowledge receipt of the following policies and manuals which apply to Value Partners Group Limited and its subsidiaries (“VP”). I have read and understood these policies and manuals and agree to follow them for the duration of my employment with any subsidiary under VP.

Name of policy/manual
1.	Code of Ethics
2.	Fund Management Operation Manual
3.	Operating Procedures for Stock Borrowing, Short Selling and Stock Lending
4.	Proxy Voting Policies and Procedures
5.	Fund Administration Operation Manual
6.	Investment Services Operation Manual
7.	Policies and Procedures in relation to Selling Practices and Subscriptions
8.	Prevention of Money Laundering and Terrorist Financing Policy and Procedures
9.	Complaint Handling Procedures
10.	File Server and Tape Record Backup Policy
11.	Email Archiving and Monitoring Policy
12.	Signatory Operation
13.	Business Continuity Plan
14.	Contingency Plan on Bad Weather
15.	Contingency Plan for Influenza
16.	Manual for SFC Licensed Persons
17.	Manual for MPF Intermediaries
18.	Whistle-Blowing Policy

2. Staff Dealing and Others:

a.	I have informed Compliance Team of all the accounts which I and/or my Associates maintain with brokers/dealers/banks in which securities are held for the benefit of me and/or my Associates.

☐Yes     ☐No (If No, please provide details                                         )

b.

I have arranged duplicate statements and confirmations for all the accounts referred in (a) above to be sent to Compliance Team directly from brokers/dealers/banks. For those accounts that cannot be arranged by the brokers/dealers/banks, I have provided duplicate statements and confirmations for all those accounts to Compliance Team. I confirm that

1

Appendix A

the duplicate statements and confirmations sent/provided by the brokers/dealers/banks and/or by me reflect all the accounts and transactions executed by me and/or my Associates.

☐Yes    ☐No (If No, please provide details                                         )

c.

I confirm that I and my Associates will follow the staff dealing policy which includes, but not limited to, obtaining prior approval for trading in securities and obtaining prior approval for opening any new accounts referred in (a) above.

☐Yes    ☐No (If No, please provide details                                         )

d.	Has anyone in your immediate family or living in your household accepted employment with an investment management/advisory company, broker/dealer or bank within the last year?

☐Yes     ☐No (If Yes, please provide details                                         )

e.

I have informed Compliance Team of all my outside business interests, employment and directorships and will inform Compliance Team if at any time in the future there is any change or I have any new outside business, employment or directorship.

☐Yes    ☐No (If No, please provide details                                         )

f.

I have not received any gift or benefit that is excessive in value or non-customary in nature from clients or business contacts. I have not received any gift or benefit from clients or business contacts which is worth HK$500 or above without obtaining prior approval from Compliance Team.

☐Yes     ☐No (If No, please provide details                                         )

g.

I have not made any Contribution to an official of any Governmental Entity in the past two years (please refer to paragraph 1.4 in Section IV of the Code of Ethics for the definition of Contribution and Governmental Entity).

☐Yes    ☐No (If No, please provide details                                         )

3.	Electronic Communications:

I understand that all electronic communications on my designated computer system are subject to monitoring by authorized representatives of VP. Such monitoring may include reading and printing incoming, outgoing and stored electronic communications.

4.	Updates to Licensing Information (For this question, only SFC Licensed Responsible Officers and Licensed Representatives are required to fill in):

I have informed Compliance Team all the changes that require notification to the SFC as stated in the Manual for SFC Licensed Persons and will inform Compliance Team if any time in the future there is any change that requires notification to the SFC.

☐Yes     ☐No (If No, please provide details                                         )

5.	Updates to Licensing Information (For this question, only staff who are MPF intermediaries are required to fill in):

I have informed Compliance Team all the changes that require notification to the MPFA as stated in the Manual for MPF Licensed Persons and will inform

2

Appendix A

Compliance Team if any time in the future there is any change that requires notification to the MPFA.

☐Yes     ☐No (If No, please provide details                                         )

6. Signature:

a.	I will immediately notify Compliance Team of VP, if at any time in the future the above information changes.

☐ Yes   ☐ No

b.	I hereby acknowledge that answers given above are true and correct.

☐ Yes   ☐ No

Signature

Date

3

Appendix B1

Disclosure of Interest Form

To:	Compliance Officer

From: (Name of Staff)                                          Position:

In accordance with the Code of Ethics of Value Partners, I confirm that as at                                         : (please tick as appropriate, you may need to tick more than one box)

1.	☐	I did not hold any securities[1];

2.	☐	I held securities[1]. All my holdings have been disclosed in the Appendix attached;

3.	☐	My Associates[2] (provide name and relationship) did not hold any securities[1];

4.	☐	My Associates[2] (provide name and relationship) held securities[1]. All his/her holdings have been disclosed in the Appendix attached.

Staff Signature:			Date:
Print	(	)

1 “Securities” means the following, whether listed or unlisted:

(a) shares, stocks, debentures, loan stocks, bonds or notes issued by a corporation or a government; (b) rights, options or interests in such shares, stocks, debentures, loan stocks, bonds or notes as mentioned in point (a) above; (c) certificates of interest or warrants to subscribe for or purchase such shares stocks, debentures, loan stocks, bonds or notes as mentioned in point (a) above; (d) interests, rights or property, whether in the form of an instrument or otherwise, commonly known as securities; (e) futures and other contracts on indices; (f) collective investment schemes managed by VP or its affiliates; (g) any security which is obtained as a result of corporation actions, for example, taking up of right issue; (h) collective investment schemes managed by other fund houses; (i) structured products which have the above as underlying e.g. equity-linked notes; and (j) any other instrument meeting the definition of “security” for purposes of Section 202(a)(18) of the U.S. Investment Advisers Act of 1940 (“Advisers Act”) including, for example, any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

3 “Associates” include (a) the staff’s spouse, person cohabiting with the staff and, the staff’s children, step-children or adopted children under the age of 18 and any member of the immediate family (meaning any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law and shall include adoptive relationships) sharing your household Note 1 (your “family”); (b) any company, the management of which is subject to the staff’s influence and control, and/or that of the staff’s Associates; (c) any trust in which the staff or his/her Associates, has an interest as trustee or beneficiary or where the staff or his/her Associates takes part in investment decisions; (d) any other person, other than clients of VP, over whom the staff or his/her Associates exercises control or influence; and (e) any account over which the staff or his/her Associates has direct or indirect beneficial interest or control.

Note 1: Value Partners accept that it may not always be possible for staff to gain the cooperation of their associates. If the staff makes a reasonable attempt to comply with the policy by asking the immediate family member sharing the household whether he/she is prepared to comply with the policy and the answer is no, then the staff should state on the declaration form that he/she has attempted to comply but is unable to comply in respect of the member of the immediate family concerned and has no beneficial interest in any securities held by that person or control or influence over that person. Please note this approach does not apply to the staff’s spouse and the staff’s children, step-children or adopted children under the age of 18.

Appendix B2

Disclosure of Interest Form (Appendix)

  Name of Staff / Associates:

  I confirm that as at                                         , I/We have the following holdings in securities1:

  A.         Investment in securities1 (for collective investment schemes, please list out in Section B below)

Name of security (Please also include Bearer Securities Holdings)	Quantity	Listed/Unlisted (L/UL”) If unlisted, please state the nature of business of the company	Name of Custodian/ Physically Held (“PH”)

B.	Investment in collective investment schemes

Name of collective investment scheme	Number of Shares/Units

Staff Signature:	Date:

1 Please refer to the cover page for definition of “securities”.

Appendix B3

Disclosure of Personal Trading Accounts

Name of Staff/Associate:

I confirm that as at                             , I/We have the following personal trading accounts:

Name of Broker	Contact Person & Number	Account Number	Account Open Date	Cash/Margin Account	Discretionary*/Non -discretionary A/C

Staff Signature:

Date:

* Discretionary Account is an account which you rely solely on the broker to make investment decisions. Please furnish a copy of the discretionary agreement to the Compliance Officer for record.

Appendix B4

Disclosure of Outside Business Interests, Employment and Directorship

Staff Name:	Date:

I confirm that as at                                         , I have the following outside business interests, employment and directorship

A.	Outside Business Interests/Employment

Name of Employer	Commencement Date of employment	Nature of Business	Capacity Employed	Job description	Working Hours	Remuneration

B.	Directorship

Name of Company	Date of Appointment	Nature of Business	Remuneration	Please state whether you play any executive role in the company. (Y/N)

Staff Signature:

Appendix Cl

Disclosure of Interest Form

To:	Compliance Officer

From: (Name of Staff)                                          Position:

In accordance with the Code of Ethics of Value Partners, I confirm that as at 31 December

[year]: (please tick as appropriate, you may need to tick more than one box)

1.	☐	I did not hold any securities[1];

2.	☐	I held securities[1]. All my holdings have been disclosed in the Appendix attached;

3.	☐	My Associates[2] (provide name and relationship) did not hold any securities[1];

4.	☐	My Associates[2] (provide name and relationship) held securities[1]. All his/her holdings have been disclosed in the Appendix attached.

Staff Signature:			Date:
Print	(	)

1“Securities” means the following, whether listed or unlisted:

(a) shares, stocks, debentures, loan stocks, bonds or notes issued by a corporation or a government; (b) rights, options or interests in such shares, stocks, debentures, loan stocks, bonds or notes as mentioned in point (a) above; (c) certificates of interest or warrants to subscribe for or purchase such shares stocks, debentures, loan stocks, bonds or notes as mentioned in point (a) above; (d) interests, rights or property, whether in the form of an instrument or otherwise, commonly known as securities; (e) futures and other contracts on indices; (f) collective investment schemes managed by VP or its affiliates; (g) any security which is obtained as a result of corporation actions, for example, taking up of right issue; (h) collective investment schemes managed by other fund houses; (i) structured products which have the above as underlying e.g. equity-linked notes; and (j) any other instrument meeting the definition of “security” for purposes of Section 202(a)(18) of the U.S. Investment Advisers Act of 1940 (“Advisers Act”) including, for example, any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

3 “Associates” include (a) the staff’s spouse, person cohabiting with the staff and, the staffs children, step-children or adopted children under the age of 18 and any member of the immediate family (meaning any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law and shall include adoptive relationships) sharing your household Note 1 (your “family”); (b) any company, the management of which is subject to the staff’s influence and control, and/or that of the staff’s Associates; (c) any trust in which the staff or his/her Associates , has an interest as trustee or beneficiary or where the staff or his/her Associates takes part in investment decisions; (d) any other person, other than clients of VP, over whom the staff or his/her Associates exercises control or influence; and (e) any account over which the staff or his/her Associates has direct or indirect beneficial interest or control.

Note 1: Value Partners accept that it may not always be possible for staff to gain the cooperation of their associates. If the staff makes a reasonable attempt to comply with the policy by asking the immediate family member sharing the household whether he/she is prepared to comply with the policy and the answer is no, then the staff should slate on the declaration form that he/she has attempted to comply but is unable to comply in respect of the member of the immediate family concerned and has no beneficial interest in any securities held by that person or control or influence over that person. Please note this approach does not apply to the staff’s spouse and the staff’s children, step-children or adopted children under the age of 18.

Appendix C2

Annual Disclosure of Interest Form (Appendix)

  Name of Staff / Associates:

I confirm that as at 31 December [year], I/We have the following holdings in securities1:

  A.         Investment in securities1 (for collective investment schemes, please list out in Section B below)

Name of security (Please also include Bearer Securities Holdings)	Quantity	Listed/Unlisted (L/UL”) If unlisted, please state the nature of business of the company	Name of Custodian/ Physically Held (“PH”)

B.	Investment in collective investment schemes

Name of collective investment scheme	Number of Shares/Units

Staff Signature:	Date:

1 Please refer to the cover page for definition of “securities”.

Appendix C3

Annual Disclosure of Personal Trading Accounts

Name of Staff/Associate:

I confirm that as at 31 December [year], I/We have the following personal trading accounts:

Name of Broker	Contact Person & Number	Account Number	Account Open Date	Cash/Margin Account	Discretionary*/Non -discretionary A/C

Staff Signature:

Date:

* Discretionary Account is an account which you rely solely on the broker to make investment decisions. Please furnish a copy of the discretionary agreement to the Compliance Officer for record.

Appendix C4

Annual Disclosure of Outside Business Interests, Employment and Directorship

Staff Name:	Date:

I confirm that as at 31 December [year], I have the following outside business interests, employment and directorship

A.	Outside Business Interests/Employment

Name of Employer	Commencement Date of employment	Nature of Business	Capacity Employed	Job description	Working Hours	Remuneration

B.	Directorship

Name of Company	Date of Appointment	Nature of Business	Remuneration	Please state whether you play any executive role in the company. (Y/N)

Staff Signature:

Appendix D

Quarterly Transaction Report

Name of Staff / Associates:

I confirm that as at during the             quarter ending year             , I/We have the following securities1 transactions:

Trade Date	Buy/ Sell	Name of security	Stock Code	Market	Quantity	Price	Broker	Date approval obtained from FM and Compliance

Staff Signature:	Date:

[1]	Please refer to the cover page for definition of “securities”.

Appendix E

Brokers Approval Form

Name of Staff / Associate	:

Date Joined	:

Position Held	:

Brokers Information	:

Name of Broker	Contact Person & Contact No.	Account Open Date	Cash/Margin Account	Discretionary/ Non-Discretionary Account

Staff Signature	:		Reviewed & Approved By	:
Print		( )

Date	:		Date	:

Staff Dealing Approval Form

Staff Name:	Date:

    Equities & Bonds:

Buy / Sell	Quantity	Security Code	Market	Name of security and its underlying investment (if applicable) in FULL	Price limit / at market	Broker & Purchase Date for sale trade

    Futures & Options:

Buy / Sell	Open / Close	Quantity	Product Contract/Description	Price limit/at market

    VP Funds:

Buy / Sell	Units	Name of Fund

    Note:

1.	Approval is good for today only.
2.	Short selling is not allowed.
3.	You must hold the securities for 60 days, subject to certain exemptions approved by Compliance Team. Please check and provide the date of acquisition of the security which you intend to sell.
4.

You must never deal in any securities with respect to which you have any unpublished price-sensitive information. “Insider Dealing” is an offence and may be investigated under the Securities and Futures Ordinance.

5.	You must never deal in any securities with respect to which you are aware of a forthcoming client transaction.
6.

For Investment Management team members, if applicable, you have considered that the captioned investment is not suitable for client (for buy order) / remain suitable for client (for sell order) at current market and/or fund situation.

    Staff Signature        :

Reviewed and Approved By:

Compliance Officer	Fund Manager

Appendix G1

Disclosure of Gifts and Benefits

Staff Name:	Date:

A.	Receipt

Date of Receipt	Date of event (if applicable)	Offerer	Description	Eqv. Value

B.	Offer

Date of offer	Recipient	Description	Eqv. Value

Reviewed and Approved by

Staff Signature:

Appendix G2

Disclosure of Gifts and Benefits

Staff Name:	Date:

A.	Receipt

Date of Receipt	Date of event (if applicable)	Offerer	Description	Eqv. Value

B.	Offer

Date of offer	Recipient	Description	Eqv. Value

Reviewed and Approved by

Staff Signature:

Note: For MPF individual intermediary, approval should be granted by the MPF Responsible Officer.